6.10.1 Lock-Up Agreement between Colin Frank Riseam, AWG, Ltd.,
             Klein, Maus and Shire, Inc. and Nutmeg Securities, Ltd.



                            January 12, 1999


Klein Maus and Shire, Inc.
110 Wall Street
New York, New York 10005

Nutmeg Securities, Ltd.
495 Post Road East
Westport, Connecticut 06880

AWG, Ltd.
4162 Big Ranch Road
Napa, California 94558

Gentlemen:

               The undersigned holder of five hundred thousand (500,000) shares of the Series A 6% Preferred Stock, $.001 par value per share (the "Preferred Stock"), of AWG, Ltd., a Nevada corporation (the "Company"), which shall in addition also include any shares of Preferred Stock issuable to the holder upon the exercise of options or warrants, or acquired upon conversion of any other securities owned by the undersigned holder, in consideration of the underwriting of a public offering (the "Public Offering") of securities of the Company by J.P. Turner & Company, L.L.C. and Klein Maus and Shire, Inc. (the "Underwriters"), hereby irrevocably agrees that for a period commencing as of the date hereof and thereafter for a continuous period expiring thirteen (13) months (the "Lock-up Period") from the effective date (the "Effective Date") of the Company's Registration Statement on Form SB-1 (Registration No. 333-48165) which relates to the Public Offering of its securities by the Underwriters, the undersigned holder will not offer, sell, transfer, hypothecate or otherwise depose of any shares of Preferred Stock of the Company now owned or hereafter acquired, whether beneficially or of record, by the undersigned holder, including, but not limited to shares of Preferred Stock acquired upon exercise of options or warrants or acquired upon conversion of any other securities owned by the undersigned holder (collectively, the "Securities"), except by means of a private

                                     -2-                    January 12, 1999

transaction in connection with which the proposed transferee agrees in writing to be bound by all of the provisions of this agreement prior to the consummation of such private transaction; provided that the foregoing shall not apply to shares of Preferred Stock acquired by the undersigned in the Public Offering or to Securities acquired by the undersigned in the after market after the closing date of the Public Offering.

               The undersigned acknowledges that he will cause:

               1. A copy of this Agreement to be available from the Company or the Company's transfer agent upon request and without charge;

               2. A notice to be placed on the face of each certificate for the Securities stating that the transfer of the Securities is restricted in accordance with the conditions set forth on the reverse side of the certificate; and

               3. A typed legend to be placed on the reverse side of each certificate representing the Securities which states that the sale or transfer of the Securities is subject to certain restrictions pursuant to a Lock-up Agreement between the shareholder, the Company and the Underwriters, which agreement is on file with the Company and the stock transfer agent, from which a copy is available upon request and without charge.

               4. A copy of this Agreement to be filed with NASD Regulation, Inc., Corporate Financing Department.

               It is further understood and agreed by the undersigned that the 500,000 shares of Preferred Stock being included for registration in the Public Offering will not be offered for sale during the Lock-up Period.

               Upon the expiration of the Lock-up Period any NASD member acquiring the released shares of Preferred Stock shall notify the NASD of the Lock-up release and disclose the purchase price and other material terms of the sale of such released shares.

               Notwithstanding anything to the contrary in this Agreement, this Agreement shall terminate upon the termination of the Letter of Intent dated November 25, 1997 between the Company and the Underwriters relating to the Public Offering in accordance with the provisions of the Letter of Intent or, if the Company

                                     -3-                    January 12, 1999

and the Underwriters enter into an underwriting agreement with respect to the Public Offering, upon termination of the underwriting agreement without consummation of the Public Offering.

               This Agreement may be executed in multiple counterparts and on facsimile paper and by facsimile transmission as necessary. When each of the parties has signed and delivered at least one such counterpart, each counterpart will be deemed an original and, when taken together with the other signed counterpart(s), shall constitute one fully executed copy of this Agreement, which shall be binding upon and effective as to the parties according to its terms.


                                       Very truly yours,



                                        ----------------------------
                                       Name:      Colin Frank Riseam
                                       Address:   110 Park Road
                                                  Hampton Hill
                                                  England TW 12 1 HR

                                     -4-                    January 12, 1999

Acknowledged and Agreed:

KLEIN MAUS AND SHIRE, INC.



By:
   ---------------------------------
        Mohammad Ali Khan, President



NUTMEG SECURITIES, LTD.



By:
   ------------------------------------
       Daniel P. Guilfoile, Director of
               Investment Banking


AWG, LTD.



By:
-----------------------------------
        Mack H. Jennings, President